UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 26, 2016

ENVOY GROUP CORP.
(Exact Name of Registrant as Specified in its Charter)

Florida	333-188785	46-2500923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28494 Westinghouse Place, Suite 213, Valencia CA 91355
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code:  (604) 825-1309

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

(1) On January 26, 2016, Envoy Group Corp. (the “Company”) appointed Craig Alford as a Director of the Company.

(2) Mr. Alford was not appointed pursuant to any arrangement or understanding between Mr. Alford and any other person pursuant to which he was selected as a director.

(3) Mr. Alford has not been appointed to any committees of the Board, since the Board does not presently have any committees.

(4) The Company has not entered into any transactions with Mr. Alford as described in Item 404(a) of Regulation S-K.

(5) Mr. Alford has no formal agreement with the Company.

Mr. Alford, age 54, has wide-ranging global business development and operational experience having worked throughout North and South America, Southeast and Central Asia, Australia, Africa, Russia and China. Mr. Alford has served as a director and in management for a number of public companies and has played a key role in successfully raising millions of dollars in equity. His experience has included independent consulting assignments, and has held various technical and managerial positions within the several junior and major multinational companies. Mr. Alford has been responsible for the direct expenditure and budgeting of hundreds of millions of dollars and has developed comprehensive economic analysis for billion dollar M & A transactions. Mr. Alford holds both an Honours Bachelor of Science and a Masters Degree in Science.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVOY GROUP CORP.

January 27, 2016

/s/ Harpreet Sangha

Harpreet Sangha
President